Exhibit 4.2

BUSINESSEDGE SOLUTIONS INC.

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Amended and Restated 1999 Stock Incentive Plan (this “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, non-Employee Directors and Consultants (each capitalized term as defined below with each such designated person sometimes referred to herein as a “Participant”) of the Company and its Subsidiaries and to promote the success of the Company’s business.

2. Definitions. As used herein, the following terms shall have the indicated meanings. Certain other capitalized terms are defined elsewhere in this Plan.

(a) “Award” or “Awards” except where referring to a particular category of grant under this Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards and Stock Awards.

(b) “Award Year” with respect to each Award, shall be the period of time beginning on the date of the grant of such Award and ending on the first anniversary of such date of grant and each succeeding year thereafter beginning on the day immediately following each anniversary of such date of grant and ending on the next anniversary of such date of grant.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(e) “Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

(f) “Committee” means any committee appointed by the Board in accordance with Section 4 of this Plan.

(g) “Common Stock” means the common stock, $.001 par value, of the Company.

(h) “Company” means BusinessEdge Solutions Inc., a Delaware corporation.

(i) “Consultant” means any person (other than an Employee), including an advisor, who is engaged by the Company or any Parent or Subsidiary to render services and any non-Employee Director, whether compensated for such services or not.

(j) “Continuous Status as an Employee” means the absence of any interruption or termination of the employment relationship between the Employee and the Company or any Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Board, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

(k) “Director” means a member of the Board of Directors of the Company or a Subsidiary.

(l) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means: (i) if the Common Stock is admitted to trading on a United States securities exchange or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System, the Fair Market Value on any date shall be the closing price reported for the Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the last day preceding such date for which a sale was reported; or (ii) if the Common Stock is admitted to quotation on the NASDAQ, the Fair Market Value on any given date shall be the average of the highest bid and lowest asked prices of the Common Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported; or (iii) notwithstanding the foregoing, the Fair Market Value of the Common Stock on the effective date of the Company’s Initial Public Offering shall be the offering price to the public of the Common Stock on such date; and (iv) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Initial Public Offering” means the first underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Common Stock to the public.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to this Plan.

(s) “Option Agreement” means a written agreement setting forth the terms and conditions under which Options are granted pursuant to this Plan.

(t) “Optioned Stock” means the Common Stock subject to an Option.

(u) “Optionee” means an Employee or Consultant who receives an Option.

(v) “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Plan Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of this Plan.

(x) “Restricted Stock” means shares of Common Stock acquired pursuant to a Restricted Stock Award under Section 12 below.

(y) “Restricted Stock Award” means any Award granted pursuant to Section 12 of this Plan.

(z) “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations thereunder, all as shall be in effect from time to time.

(aa) “Share” means a share of Common Stock, as may be adjusted from time to time in accordance with Section 15 of this Plan.

(bb) “Stock Award” means any Award granted pursuant to Section 13 of this Plan.

(cc) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd) “Termination for Cause” shall include, but not be limited to, the termination of a Participant’s employment or engagement based upon such Participant’s: (i) performance of duties in an incompetent manner; (ii) commission of any act of fraud, insubordination, misappropriation or personal dishonesty relating to or involving the Company or any Subsidiary or Parent in any material way; (iii) gross negligence; (iv) violation of any express direction of the Company or any Subsidiary or any material violation of any rule, regulation, policy or plan established by the Company or any Subsidiary from time to time regarding the conduct of its employees or consultants in connection with its business, if such violation is not remedied (if susceptible to cure) by the Participant within ten (10) days of receiving notice of such violation from the Company or any Subsidiary; (v) violation of any obligation, agreement or common law or statutory duty in connection with the Participant’s consulting relationship, Director status or Continuous Status as an Employee with the Company or any Subsidiary on the Participant’s part that is not remedied (if susceptible to cure) by the Participant within ten (10)

days after receiving notice of such violation from the Company or any Subsidiary; (vi) disclosure or use of confidential information of the Company or any Subsidiary or any clients or other third parties with whom any of them deal, other than as required in the performance of the Participant’s duties; (vii) acts or omissions that are clearly contrary to the best interest of the Company or any Subsidiary; (viii) conviction for a crime constituting a felony or any other crime involving moral turpitude, or no conviction, but the substantial weight of credible evidence indicates that the Participant has committed such a crime; or (ix) use of alcohol or any unlawful controlled substance to an extent that it interferes with the performance of the Participant’s duties.

3. Stock Subject to this Plan. Subject to the provisions of Section 15 of this Plan, the maximum number of shares of Common Stock that may be issued under this Plan shall be two million (2,000,000) shares of Common Stock. For purposes of the foregoing limitation, the shares of Common Stock underlying any Award (or part of any Award) which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) pursuant to and in accordance with the terms of this Plan shall be added back to the number of shares of Common Stock available for issuance under this Plan. Common Stock to be issued under this Plan may be either authorized and unissued shares or shares held in treasury by the Company.

4. Administration of this Plan. This Plan shall be administered by: (i) the full Board; or (ii) a committee of the Board comprised of two or more “non-Employee Directors” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act. Subject to the provisions of this Plan, the Plan Administrator is authorized to:

(a) construe this Plan and any Award under this Plan;

(b) select the Directors, officers, Employees and Consultants of the Company and its Subsidiaries to whom Awards may be granted;

(c) determine the number of shares of Common Stock to be covered by any Award;

(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award and to approve the form of written instrument evidencing Awards;

(e) accelerate at any time the exercisability or vesting of all or any portion of any Award and/or to include provisions in awards providing for such acceleration;

(f) impose limitations on Awards, including limitations on transfer and repurchase provisions;

(g) extend the exercise period within which Options may be exercised; and

(h) determine at any time whether, to what extent, and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Plan Administrator) or dividends or deemed dividends on such deferrals.

The determination of the Plan Administrator on any such matters shall be conclusive.

5. Delegation of Authority to Grant Awards. The Plan Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Plan Administrator’s authority and duties with respect to granting Awards to individuals who are not subject to the reporting provisions of Section 16 of the Act or “covered employees” within the meaning of Section 162(m) of the Code. The Plan Administrator may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer that were consistent with the terms of this Plan.

6. Eligibility.

(a) Directors, officers, Employees and Consultants of the Company or its Subsidiaries who, in the opinion of the Plan Administrator, are mainly responsible for the continued growth and development and future financial success of the business shall be eligible to participate in this Plan.

(b) This Plan shall not confer upon any Participant any right with respect to continuation of employment, consulting relationship or Director status with the Company or any Subsidiary, nor shall it interfere in any way with such Participant’s or the Company’s or a Subsidiary’s right to terminate such Participant’s employment or consulting relationship or Director status at any time, with or without cause.

7. Stock Options.

(a) Options granted pursuant to this Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options and Nonstatutory Stock Options shall be granted separately hereunder. The Plan Administrator shall determine whether and to what extent Options shall be granted under this Plan and whether such Options granted shall be Incentive Stock Options or Nonstatutory Stock Options; provided, however, that: (i) Incentive Stock Options may be granted only to Employees of the Company or any Subsidiary; and (ii) no Incentive Stock Option may be granted following the tenth (10th) anniversary of the effective date of this Plan. The provisions of this Plan and any Option Agreement pursuant to which Incentive Stock Options shall be issued shall be construed in a manner consistent with Section 422 of the Code (or any successor provision) and rules and regulations promulgated thereunder.

(b) To the extent that Options designated as Incentive Stock Options, when aggregated with all incentive stock options granted under all plans of the Company or any Parent or Subsidiary (collectively, the “Aggregated Options”), become exercisable by a Participant for the first time during any calendar year for Common Stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Aggregated Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 7, Aggregated Options designated as incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Common Stock into which such Aggregated Options are convertible shall be determined as of the time the Aggregated Option with respect to such Common Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 7, such different limitation shall be deemed incorporated herein effective as of the effective date of such amendment and with respect to such Aggregated Options as required or permitted by such amendment. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 7, the Participant may designate which portion of such Option the participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

8. Term of Plan. This Plan shall become effective on February 18, 2000, provided this Plan has been adopted by the Board and approved by the stockholders of the Company as described in Section 22 of this Plan. This Plan shall remain in effect until terminated under Section 18 of this Plan.

9. Term of Options. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. In the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

10. Option Exercise Price and Consideration.

(a) The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of such grant; and

(B) granted to any Employee (other than an Employee described in subsection 10(a)(i)(A)), the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of such grant.

(ii) In the case of a Nonstatutory Stock Option granted to any person, the per Share exercise price shall be no less than eighty-five percent (85%) of the Fair Market Value per Share on the date of such grant.

(b) The Option exercise price of each Share purchased pursuant to an Option shall be paid in full at the time of each exercise of such Option: (i) in cash; (ii) by check; (iii) by cash equivalent; (iv) if such exercise is after the Initial Public Offering, by delivering to the Company a notice of exercise with irrevocable written directions to (1) a Company designated broker-dealer registered under the Exchange Act to sell a sufficient portion of the Shares and deliver the sale proceeds directly to the Company to pay the exercise price, and (2) the Company to deliver the purchased Shares directly to such broker-dealer in order to complete the sales transaction; (v) in the discretion of the Plan Administrator, through the delivery to the Company of previously-owned shares of Common Stock having an aggregate Fair Market Value equal to the Option exercise price of the Shares being purchased pursuant to the exercise of the Option; provided, however, that shares of Common Stock delivered in payment of the exercise price must have been held by the Participant for at least six (6) months (or such longer period as may be required to avoid an accounting compensation charge) in order to be utilized to pay the exercise price; or (vi) in the discretion of the Plan Administrator, through any combination of the foregoing methods of payment.

11. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Plan Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of this Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company through a method of payment allowable under Section 10(b) of this Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company by a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 15 of this Plan.

(b) Termination of Employment or Other Relationship. Except as otherwise set forth below in this Section 11 and elsewhere in this Plan, in the event of the termination of an Optionee’s consulting relationship, Director status or Continuous Status as an Employee with the Company or a Subsidiary (as the case may be), such Optionee may, but only within ninety (90) days after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that Optionee was entitled to exercise it at the date of such termination. The Board may, at its discretion, change the ninety (90) day period set forth above, provided that in the case of an Incentive Stock Option, such change is made at the time of grant of the Option and the period does not exceed ninety (90) days. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(c) Disability of Optionee. Notwithstanding the provisions of Section 11(b) above and except as otherwise set forth elsewhere in this Plan, in the event of termination of an Optionee’s consulting relationship, Director status or Continuous Status as an Employee with the Company or Subsidiary (as the case may be) as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), such Optionee may, but only within twelve (12) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise such Option to the extent such Optionee was otherwise entitled to exercise it at the date of such termination. To the extent that such Optionee was not entitled to exercise such Option at the date of termination, or if such Optionee does not exercise such Option to the extent so entitled within the time specified herein, such Option shall terminate.

(d) Death of Optionee.

(i) Notwithstanding the provisions of Section 11(b) above and except as otherwise set forth elsewhere in this Plan, in the event of the death of an Optionee during the term of such Optionee’s consulting relationship, Director Status or Continuous Status as an Employee with the Company or a Subsidiary (as the case may be), any Option held by such Optionee may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by such Optionee’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance, but only to the extent such Optionee was entitled to exercise such Option at the date of death. To the extent that such Optionee was not entitled to exercise such Option at the date of death, or if such Option is not exercised by such Optionee’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance to the extent so entitled within the time specified herein, such Option shall terminate.

(ii) Notwithstanding the provisions of Section 11(b) above and except as otherwise set forth elsewhere in this Plan, in the event of the death of an Optionee during the period permitted for exercise of an Option in accordance with Section 11(b) above after the termination of such Optionee’s consulting relationship, Director Status or Continuous Status as an Employee with the Company or a Subsidiary (as the case may be), any Option held by such Optionee may be exercised, at any time within six (6) months following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by such Optionee’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance, but only to the extent such Optionee was entitled to exercise such Option at the Optionee’s date of termination and further to the extent such Optionee has not previously exercised such Option. To the extent that such Optionee was not entitled to exercise such Option at the Optionee’s date of termination, or if such Option is not exercised by such Optionee’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance to the extent so entitled within the time specified herein, such Option shall terminate.

12. Restricted Stock Awards.

(a) The Plan Administrator may grant Restricted Stock Awards to any officer, Employee or Consultant of the Company and its Subsidiaries. A Restricted Stock Award entitles the recipient to acquire shares of Common Stock subject to such restrictions and conditions as the Plan Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives.

(b) Upon execution of a written instrument setting forth the Restricted Stock Award and paying any applicable purchase price, a Participant shall have the rights of a stockholder with respect to the Common Stock subject to the Restricted Stock Award, including, but not limited to, the right to vote and receive dividends with respect thereto; provided, however, that shares of Common Stock subject to Restricted Stock Awards that have not vested shall be subject to the restrictions on transferability described in Section 12(d) below. Unless the Plan Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 12(c) below.

(c) The Plan Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the instrument evidencing the Restricted Stock Award. If the grantee or the Company or a Subsidiary, as the case may be, fails to achieve the designated goals, or such objectives or other conditions are not satisfied, or the grantee’s relationship with the Company or a Subsidiary is terminated prior to the expiration of the vesting period, the grantee shall forfeit all shares of Common Stock subject to the Restricted Stock Award which have not then vested.

(d) Unvested Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award.

13. Stock Awards. The Plan Administrator may, in its sole discretion, grant a Stock Award (or sell Shares at a purchase price determined by the Plan Administrator) to any officer, Employee or Consultant of the Company or its Subsidiaries, pursuant to which such individual may receive Shares free of any vesting restrictions. Stock Awards under this Plan may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

14. Withholding Tax Obligations.

(a) Whenever Shares are to be issued under this Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state and local tax withholding requirements prior to the delivery of any certificate for Shares; provided, however, that in the case of a Participant who receives an Award of Shares under this Plan which is not fully vested, the Participant shall remit such amount on the first business day following the Tax Date. The “Tax Date” for purposes of this Section 14 shall be the date on which the amount of tax to be withheld is determined. If a Participant makes a disposition of Shares acquired upon the exercise of an Incentive Stock Option within either two (2) years after the Option was granted or one (1) year after its exercise by the Participant, the Participant shall promptly notify the Company and the Company shall have the right to require the Participant to pay to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements.

(b) A Participant who is obligated to pay the Company an amount required to be withheld under applicable tax withholding requirements may pay such amount: (i) in cash; (ii) in the discretion of the Plan Administrator, through the delivery to the Company of shares of Common Stock having an aggregate Fair Market Value on the Tax Date equal to the tax obligation; or (iii) in the discretion of the Plan Administrator, through a combination of the procedures set forth in subsections (i) and (ii) of this Section 14(b).

(c) A Participant who is obligated to pay to the Company an amount required to be withheld under applicable tax withholding requirements in connection with either the exercise of a Nonstatutory Stock Option, or the receipt of a Restricted Stock Award or a Stock Award under this Plan may, in the discretion of the Plan Administrator, elect to satisfy this withholding obligation, in whole or in part, by requesting that the Company withhold shares of stock that would otherwise be issued to the Participant pursuant to such Option or other Award having a Fair Market Value on the Tax Date equal to the amount of the tax required to be withheld; provided, however, that shares may be withheld by the Company only if such withheld shares have vested. Any fractional amount shall be paid to the Company by the Participant in cash or shall be withheld from the Participant’s next regular paycheck.

(d) An election by a Participant to have shares of stock withheld to satisfy federal, state and local tax withholding requirements pursuant to Section 14(c) must be in writing and delivered to the Company prior to the Tax Date.

15. Adjustment of Number and Price of Shares; Fundamental Transactions.

Any other provision of this Plan notwithstanding:

(a) In the event that the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another business entity (whether by reason of merger, consolidation, recapitalization, reclassification, split-ups, combination of shares or otherwise), or if the number of shares of Common Stock shall be increased or decreased through a stock split or reverse stock split or increased through the payment of a stock dividend, in each case affecting the outstanding Common Stock as a class, the Plan Administrator shall make an appropriate or proportionate adjustment in: (i) the number and kind of shares or other securities subject to any then outstanding Awards under this Plan; (ii) the price for each share subject to any then outstanding Options under this Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares) as to which such Options remain exercisable; and (iii) the maximum number of shares that may be issued under this Plan as set forth in Section 3 hereof. Such adjustments by the Plan Administrator shall be final, binding and conclusive.

(b) In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of an Option or Options in a transaction to which Section 424(a) of the Code applies, then, notwithstanding any other provision of this Plan, the Plan Administrator may grant an Option or Options upon such terms and conditions as the Plan Administrator may deem appropriate for the purpose of assumption of the old Option, or substitution of a new Option for the old Option, in conformity with the provisions of Code Section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

(c) No adjustment or substitution provided for in this Section 15 shall require the Company to issue or to sell a fractional share under any Option Agreement or share award agreement and the total adjustment or substitution with respect to each Option and share award agreement shall be limited accordingly. The number or price of Shares subject to an Award shall not be affected, and no adjustment thereto shall be made pursuant to this Section 15, as a result of the Company’s issuance of shares of stock of any class or securities convertible into shares of stock of any class, except as determined by the Plan Administrator.

(d) In the case of the dissolution or liquidation of the Company, this Plan and all Awards granted hereunder shall terminate. In the event of such proposed termination, each Participant shall be notified of such termination and shall be permitted to exercise for a period of at least fifteen (15) days prior to the date of such termination all Options held by such Participant which are then exercisable.

(e) In the case of: (i) a merger, reorganization or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or entity different from the holders of such securities immediately prior thereto (other than a holding company formed by the Company); (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity which is not an “Affiliate” (as defined in Rule 144 of the Securities Act) of the Company; or (iii) the sale of all of the capital stock of the Company to an unrelated person or entity which is not an “Affiliate” of the Company (in each case, a “Fundamental Transaction”), all Options shall be assumed or equivalent options shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, except as otherwise provided below.

For the purposes of this Section 15(e), the Options shall be considered “assumed” if, following the Fundamental Transaction, the Options confer the right to purchase, for each Share of stock subject to the Options immediately prior to the Fundamental Transaction, the consideration (whether stock, cash, or other securities or property) received in the Fundamental Transaction by holders of Common Stock for each Share held on the effective date of the Fundamental Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Fundamental Transaction was not solely common stock of the successor corporation or its parent or subsidiary, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Options, for each Share subject to the Options, to be solely common stock of the successor corporation or its parent or subsidiary equal in Fair Market Value to the per share consideration received by holders of Common Stock in the Fundamental Transaction. The Options shall also be considered “assumed” if, following the Fundamental Transaction, the Options are replaced with a cash incentive program of the successor corporation or its parent which (i) reasonably preserves the difference between the Fair Market Value of the Optioned Stock at the time of the Fundamental Transaction and the exercise price payable for each Share of Optioned Stock, and (ii) provides for a subsequent pay-out in accordance with the same vesting schedule in effect for the Option pursuant to the applicable Option Agreement.

In the event that such successor corporation or a parent or subsidiary of such successor corporation does not agree to assume the Options or to substitute equivalent options, each Optionee shall have the right to exercise, at or prior to the closing of the Fundamental Transaction, any Option then held by such Optionee to the extent vested and to the extent such Option would have vested during the then current Award Year if all conditions thereto were satisfied. In such event, the Board shall notify each Optionee that such Options shall be exercisable to the extent permitted above for a period of not less than fifteen (15) days from the date of receipt of such notice, and that such Options will terminate upon the expiration of such period. All Awards and portions thereof that have not vested or would not fully vest prior to the end of the then current Award Year if all conditions thereto were satisfied, and all Options to the extent exercisable but not exercised during the period set forth above, shall automatically terminate.

Notwithstanding anything in this Plan to the contrary, the partial acceleration of exercisability in this Section 15(e) shall not occur in the event that such partial acceleration would, in the opinion of the Company’s independent auditors, make the Fundamental Transaction ineligible for pooling of interests accounting treatment and the Company intends to use such treatment with respect to such transaction. The Board shall obtain a written statement from the Company’s independent auditors with respect to the effect of accelerated exercisability of outstanding Options prior to providing any Optionee with the notice contemplated by this Section 15(e).

(f) In the event that the Company shall be merged or consolidated with another corporation or entity, other than with a corporation or entity which is an “Affiliate” of the Company, such that the holders of capital stock of the Company will receive, upon consummation thereof, a cash payment for each share of Common Stock of the Company surrendered pursuant to such transaction (the “Cash Purchase Price”), the Board may provide that all outstanding Options shall terminate upon consummation of such transaction and each Optionee shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (i) the Cash Purchase Price multiplied by the number of vested Shares subject to outstanding Options held by such Optionee, plus the number of additional Shares subject to outstanding Options to the extent such Options would have vested during the then current Award Year if all conditions thereto were satisfied, exceeds (ii) the aggregate exercise price of such Options.

16. Nontransferability. A Participant’s rights under this Plan, including the right to any Shares or amounts payable, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution; provided, however, that the Plan Administrator may, in its discretion, at the time of grant of a Nonstatutory Stock Option or by amendment of an Option Agreement for an Incentive Stock Option or a Nonstatutory Stock Option, provide that Options granted to or held by a Participant may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee, provided further that: (i) any such transfer must be without consideration; (ii) each transferee must be a member of such Participant’s “Immediate Family” (as defined below) or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the Participant’s Immediate Family or a foundation in which the Participant or the Participant’s Immediate Family control the management of the assets; and (iii) such transfer is specifically approved by the Plan Administrator following the receipt of a written request for approval of the transfer; and provided further that any Incentive Stock Option which is amended to permit transfers during the lifetime of the Participant shall, upon the effectiveness of such amendment, be treated thereafter as a Nonstatutory Stock Option. In the event an Option is transferred as contemplated in this Section, such transfer shall become effective when approved by the Plan Administrator and such Option may not be subsequently transferred by the transferee other than by will or the laws of descent and distribution. Any transferred Option shall continue to be governed by and subject to the terms and conditions of this Plan and the relevant Option Agreement, and the transferee shall be entitled to the same rights as the Participant as if no transfer had taken place. As used in this Section 16, “Immediate Family” shall mean, with respect to any person, any spouse, child, stepchild or grandchild, siblings, parents, grandparents, stepparents, nieces and nephews and shall include relationships arising from legal adoption.

17. Certain Forfeitures and Repurchase Right.

(a) Termination and Recission of Awards. Notwithstanding any other provision of this Plan to the contrary, the following shall apply at the option of the Plan Administrator upon the occurrence of any of the forfeiture events described below: (i) all Awards shall terminate immediately and a Participant shall no longer have a right to exercise any Option, whether vested or unvested, or to vest in or receive Shares under any Restricted Stock Award or Stock Award; and (ii) any Shares received, acquired or that vested pursuant to any Award under this Plan within one (1) year prior to the termination of the Participant’s employment or engagement by the Company or any Subsidiary shall be rescinded and forfeited immediately. The termination, recission and forfeiture provisions of this Section 17(a) shall apply upon the occurrence of any of the following forfeiture events:

(A) a Participant’s Termination for Cause; or

(B) during a Participant’s consulting relationship, Director status or Continuous Status as an Employee or within one (1) year after the date of termination of any such relationship, whether such termination is voluntary or involuntary or effected for any reason or for no reason, such Participant performs any work, labor or services, whether as an employee, a contractor or otherwise, for or on behalf of any business, partnership, corporation, organization or other entity that offers services or is otherwise engaged in a business that is the same or substantially similar to the services offered by the Company or a Subsidiary or the business in which the Company or a Subsidiary is engaged, provided that the forfeiture condition set forth in this clause (B) shall lapse one (1) year following the first to occur of a Fundamental Transaction (as defined in Section 15(e) above) or an Initial Public Offering; or

(C) during a Participant’s consulting relationship, Director status or Continuous Status as an Employee or within one (1) year after the date of termination of any such relationship, whether such termination is voluntary or involuntary or effected for any reason or for no reason, such Participant, either for such Participant’s own account or for the account of any other person or entity, directly or indirectly:

(1) performs any work, labor or services, whether as an employee, a contractor or otherwise, for or on behalf of any of the Company’s or a

Subsidiary’s customers or alliance partners for which the Participant performed any work, labor or services during the one (1) year period preceding the termination, for any reason, of the Participant’s consulting relationship, Director status or Continuous Status as an Employee, as applicable;

(2) solicits, accepts business from or otherwise conducts business with any of the Company’s or a Subsidiary’s customers or prospective customers that the Participant was in any way involved with developing, selling to or servicing for the Company or a Subsidiary during the one (1) year period preceding the termination, for any reason, of the Participant’s consulting relationship, Director status or Continuous Status as an Employee, as applicable; or

(3) solicits, offers employment to, hires or otherwise attempts to interfere with the Company’s or a Subsidiary’s working relationship with any of the Company’s or a Subsidiary’s Employees or Consultants.

In furtherance of any recission and forfeiture of any portion of an Award pursuant to this Section 17(a), the following shall apply: The Participant shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificate upon refund by the Company of the exercise price paid for such Shares. The Participant shall return to the Company any Shares subject to recission and forfeiture that the Participant has not sold or otherwise transferred upon the Company’s return of an amount equal to the exercise price or other amount paid by the Participant for such Shares, if any, or a deposit of such amount into escrow for the Participant’s benefit. The Company will become the legal and beneficial owner of all right, title and interest in and to the Shares being repurchased and the Company shall have the right to transfer such Shares to its own name (whether or not such Shares are returned to the Company and without any further action by the Participant). In addition, in the event the Participant sells, transfers, disposes or otherwise conveys Shares received or acquired under this Plan during the twelve-month period prior to, or at any time following, the Participant’s termination of employment with, or engagement by, the Company, as the case may be, the Company may require the Participant to pay to the Company the difference between (1) the cash or other consideration received with respect to the sale, transfer, disposition or other conveyance of such Shares, and (2) the exercise price or other amount paid by the Participant for such Shares.

The Plan Administrator may, in its sole discretion, eliminate the termination, recission or forfeiture provisions contained in this Section 17(a), or reduce the period or scope of such provisions, in the case of any particular Participant as the Plan Administrator may determine to be appropriate under the circumstances or to conform with any applicable laws. The circumstances that may be considered by the Plan Administrator include the nature of the forfeiture event and the circumstances surrounding the Participant’s termination. A determination by the Plan Administrator for any particular individual or based on any particular circumstances shall not limit the ability of the Plan Administrator to exercise its discretion with respect to any other Participant or in any other case.

(b) Repurchase Right and Termination . Subject to Section 17(a) above, in the event that a Participant’s Continuous Status an Employee or engagement as a Director or a Consultant with the Company or a Subsidiary is terminated, whether voluntarily or involuntarily or effected for any reason or no reason, at any time on or before the first to occur of either a Fundamental Transaction or an Initial Public Offering or within one (1) year following the first such event to occur, then the Company shall have the right, but not the obligation, to repurchase any unsold Shares previously acquired or received by such Participant under this Plan at a purchase price equal to the Fair Market Value of such Shares on the date such right is exercised. In addition, in the event of such termination, the vested and unexercised Options held by such Participant shall immediately terminate. The Company shall exercise its option to purchase Shares pursuant to this Section 17(b), if at all, by delivering a written notice to the Participant, within six (6) months after the later of such termination or the date such Shares were acquired, stating the number of Shares the Company is electing to purchase, the purchase price therefor and the methodology by which such purchase price was calculated. The repurchase of Shares pursuant to this Section 17(b) shall take place at the offices of the Company on the 30th day following the date the Company’s notice is delivered to the Participant (or if such 30th day is not a business day, then on the next succeeding business day) or as otherwise agreed by the Company and the Participant. The purchase price for Shares acquired pursuant to this Section 17(b) shall be paid by the Company in cash or cash equivalents.

18. Amendment and Termination of this Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue this Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Any such amendment or termination of this Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company.

19. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to any Award under this Plan unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21. Agreements. Options, Stock Awards and Restricted Stock Awards may be evidenced by written agreements in such form as the Board shall approve from time to time.

22. Stockholder Approval. Continuance of this Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date this Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under applicable state and federal law.

* * * * *

BUSINESSEDGE SOLUTIONS INC.

FIRST AMENDMENT TO

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

1. Effective Date. This First Amendment to the Amended and Restated 1999 Stock Incentive Plan of BusinessEdge Solutions Inc. (the “Stock Incentive Plan”) is made effective as of December 20, 2004.

2. Amendment. The first sentence of Section 3 of the Stock Incentive Plan is hereby amended and restated in its entirety as follows:

Subject to the provisions of Section 15 of this Plan, the maximum number of shares of Common Stock that may be issued under this Plan shall be ten million (10,000,000) shares of Common Stock.

3. Scope of Amendment. Except as set forth in paragraph 2 of this First Amendment to the Stock Incentive Plan, the provisions of the Stock Incentive Plan remain unchanged and in full force and effect.

BUSINESSEDGE SOLUTIONS INC.

SECOND AMENDMENT TO

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

1. Effective Date. This Second Amendment to the Amended and Restated 1999 Stock Incentive Plan of BusinessEdge Solutions Inc. (the “Stock Incentive Plan”) is made effective as of August 7, 2007.

2. Amendments.

(a) Section 10(b) of the Stock Incentive Plan is hereby amended to renumber clause (vi) to clause (vii) and to insert a new clause (vi) to read in its entirety:

“(vi) in the case of the Cash Merger (as defined below in Section 15(f) of this Plan) and the election by the Board to follow the procedures set forth in Section 15(f)(ii) of this Plan, then a “cashless” exercise pursuant to Section 15(f)(ii) of this Plan; or”

(b) The first sentence of the third paragraph of Section 11(a) of the Stock Incentive Plan is hereby amended to read in its entirety as follows:

“An Option shall be deemed to be exercised (y) when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company through a method of payment allowable under Section 10(b) of this Plan or (z) as applicable, pursuant to Section 15(f)(ii) of this Plan.”

(c) Section 15(f) of the Stock Incentive Plan is hereby amended and restated in its entirety as follows:

“(f) In the event that the Company shall be merged with another corporation or entity, other than with a corporation or entity which is an “Affiliate” of the Company (a “Cash Merger” and the time and date of the effectiveness of such Cash Merger being referred to herein respectively as the “Effective Time” and the “Closing Date”), such that the holders of capital stock of the Company (the “Company Stockholders”) will receive, upon consummation thereof, (y) a cash payment for each share of Common Stock of the Company surrendered pursuant to such transaction and/or (z) a right to receive a cash payment for each share of Common Stock of the Company surrendered pursuant to such transaction, including, without limitation, a right to receive one or more disbursements from an escrow fund used to secure post-Effective Time obligations of the Company Stockholders and/or other equity holders of the Company (collectively, the “Cash Purchase Price”), the Board may provide that:

(i) all outstanding Options shall terminate at the Effective Time and each Optionee shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Cash Purchase Price multiplied by the number of vested Shares subject to the outstanding Options held by such Optionee, plus the number of additional Shares subject to outstanding Options to the extent such Options would have vested during the then current Award Year if all conditions thereto were satisfied, exceeds (B) the aggregate exercise price of such Options; or

(ii) (A) (I) each outstanding Option shall automatically be deemed to have been exercised by the corresponding Optionee immediately prior to the Effective Time on a “cashless” basis for (y) the aggregate number of Shares into which such Option is exercisable as at the Effective Time (i.e., the vested portion) plus (z) the incremental number of additional Shares into which such Option would be exercisable up to and including the last day of the then current Award Year of such Option assuming all conditions to such exercise were satisfied (the aggregate of all such Shares being referred to herein as the “Relevant Option Shares” and for the purposes of the Merger Agreement (as defined below) such portions of such Options shall constitute “Vested Options”), (II) the Company shall automatically be deemed to have received full payment for such Relevant Option Shares, and (III) such Optionee, as a result of such cashless exercise, shall receive a number of Shares equal to such number of Relevant Option Shares reduced by an amount calculated in Step 3 below (after calculating the amounts in Step 1 and Step 2 below) which amount shall be rounded down to the nearest whole number:

Step 1: Calculate the fully diluted common share number of the Company after the cashless exercise of all Relevant Option Shares of all Optionees using the following formula: “B-((A*B)/(A+C))”, where

A = The aggregate exercise price for all Relevant Option Shares of all Optionees

B = The sum of (i) the aggregate number of shares of Common Stock issued and outstanding, plus (ii) the aggregate number of shares of Common Stock subject to issued and outstanding Options (vested and unvested), in each case as of immediately prior to the Effective Time but prior to giving effect to the provisions of this clause (f)(ii)

C = Total Equity Consideration (as defined in the Agreement and Plan of Merger, dated as of July 26, 2007, among EMC Corporation, Edge Merger Corporation, BusinessEdge Solutions Inc. and certain other persons party thereto (the “Merger Agreement”))

Step 2: Calculate the price per share on a fully diluted basis using the following formula: “C/D”, where

D = The amount calculated in Step 1

Step 3: Calculate the number of Relevant Option Shares of the Optionee that would be required to be sold to fund the aggregate exercise price for all Relevant Option Shares of such Optionee using the following formula: “E/F”, where

E = The aggregate exercise price for all the Relevant Option Shares of the corresponding Optionee

F = The amount calculated in Step 2

; and

(B) each outstanding Option to the extent not deemed exercised pursuant to the immediately preceding clause (A) (i.e., the unvested and non-accelerated portion) shall be assumed pursuant to the provisions of Section 15(e) of this Plan (and for purposes of the Merger Agreement shall constitute an “Unvested Option.”)

3. Scope of Amendment. Except as set forth in paragraph 2 of this Second Amendment to the Stock Incentive Plan, the provisions of the Stock Incentive Plan remain unchanged and in full force and effect.